UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2010

DG FASTCHANNEL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27644	94-3140772
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 West John Carpenter Freeway, Suite 700 Irving, Texas	75039
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 581-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Election of Directors; Compensatory Arrangements of Certain Officers

DG FastChannel, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement with its President and Chief Operating Officer, Neil H. Nguyen on January 11, 2010.

Pursuant to the Amended and Restated Employment Agreement between Mr. Nguyen and the Company (the “Agreement”), the Company agreed to employ Mr. Nguyen as its President and Chief Operating Officer from the effective date of the Agreement through December 31, 2012 (the “Employment Term”).  Under the Agreement, Mr. Nguyen’s base salary will remain at the rate currently in effect for the remainder of calendar year 2009 and Mr. Nguyen will be entitled to an annualized base salary of $395,000 for the twelve months ending December 31, 2010, $415,000 for the twelve months ending December 31, 2011 and $430,000 for the twelve months ending December 31, 2012.  Under the Agreement, Mr. Nguyen will also receive a one-time payment of $16,666 to reflect a pro-rated increase in base salary applicable to the position of President and Chief Operating Officer, to which Mr. Nguyen was promoted effective September 1, 2009.  In addition, Mr. Nguyen will be eligible for an annual bonus for calendar years 2010, 2011 and 2012 of up to 75% of the then-applicable Base Salary, with the criteria upon which any bonus would be awarded to be determined in part based upon revenue and EBITDA goals and otherwise in the sole discretion of the Compensation Committee (or other applicable committee) of the Board of Directors.  Mr. Nguyen’s annual bonus for calendar year 2009 will be determined based upon the terms of Mr. Nguyen’s prior employment agreement with the Company, as such agreement was amended and restated effective December 31, 2008.  In addition, the Agreement provides that Mr. Nguyen will be awarded a stock option to purchase 125,000 shares of the Company’s stock and is entitled to further participate in the Company’s stock option plans, is entitled to four weeks of paid vacation per calendar year and is to receive a car allowance totaling $750 per month for the term of the Agreement.

The Agreement also includes provisions respecting severance, non-solicitation, non-competition, and confidentiality obligations.  Pursuant to the Agreement, if Mr. Nguyen terminates his employment for Good Reason (as described below or following a change in control), or, is terminated prior to the end of the employment term by the Company other than for Cause (as described below) or death, he shall be entitled to the greater of (i) all remaining salary under the Agreement to the end of the Employment Term, or (ii) salary from the date of termination through the first anniversary of the date of termination.  Mr. Nguyen shall have no obligation to seek other employment and any income so earned shall not reduce the foregoing amounts.  If Mr. Nguyen is terminated by the Company for Cause (as described below), he shall be entitled to all arrearages of salary and expenses as of the date of termination but shall not be entitled to further compensation.  Following the end of the Employment Term, upon termination of his employment with the Company for any reason other than Cause, but upon ninety days prior written notice if such termination is by him, the Company shall pay to Mr. Nguyen his salary as then in effect for a period of six months.  Under the Agreement, Good Reason includes the assignment of duties inconsistent with his title, a material reduction in salary and perquisites, the relocation of the Company’s principal office by 20 miles, the transfer to an office other than the principal office or a material breach of the Agreement by the Company.  Under the Agreement, Cause includes conviction of or a plea of guilty or nolo contendere by Mr. Nguyen to a felony or certain criminal conduct against the Company, habitual neglect of or failure to perform his duties to the Company or any material breach of the Agreement by Mr. Nguyen.

The above summary of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 5.02.

On January 11, 2010, the Company’s Board of Directors increased the number of person’s serving on the Board of Directors from seven to eight, and appointed Mr. Nguyen, age 36, a member of the Board.  Since September 1, 2009 Mr. Nguyen has served as the Company’s President and Chief Operating Officer, and from March 2005 through August 2009 he served as the Company’s Executive Vice President of Sales and Operations.  Prior to joining the Company, from 1998 to 2002, Mr. Nguyen served as President of Point.360’s MultiMedia Group and also served in various senior management roles at FastChannel Network including Executive Vice President, Strategic Planning and Vice President Global Sales and Business Development from 2003 to 2005.  Mr. Nguyen received a B.S. from California State University, Northridge.

Item 9.01 Financial Statements and Exhibits

10.1	Employment Agreement, dated January 11, 2010, between the Company and Neil Nguyen

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DG FASTCHANNEL, INC.
(Registrant)

Date: January 13, 2010
	By:	/s/ Omar A. Choucair
Omar A. Choucair
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated January 11, 2010, between the Company and Neil Nguyen